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VSE Reports Financial Results for Third Quarter 2011
Revenues Decline but Operating Margin Improves

Alexandria, Virginia, October 27, 2011 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for its third quarter ended September 30, 2011.

Financial Results (Unaudited)
(in thousands, except per-share data and percentages)
	Three Months Ended Sept 30			Nine Months Ended Sept 30
	2011	2010	% Change	2011	2010	% Change
Revenues	$159,923	$212,943	(25)%	$469,713	$653,592	(28)%
Operating income	$11,387	$11,845	(3.9)%	$25,569	$30,449	(16.0)%
Operating margin	7.1%	5.6%	Up 150 bp	5.4%	4.7%	Up 70 bp
Net income	$6,120	$7,218	(15.2)%	$14,503	$18,719	(22.5)%
Diluted EPS	$1.17	$1.39	(15.8)%	$2.77	$3.61	(23.3)%

“We continue to face challenges in our industry that are having an impact on our financial results,” said Maurice “Mo” Gauthier, VSE CEO. “Government budget issues and spending priorities and contract award protests are limiting the flow of work to federal contractors. We believe, however, that our agility in responding to a changing business environment, a focus on providing mission critical services to our clients, and our core competencies of legacy platforms, energy, health care IT and supply chain will position us to prevail in these challenging times. Our acquisition of Wheeler Bros., Inc. (“WBI”) in June 2011 is a key strategic move towards diversification of our service offerings and client base that we believe will improve our profitability. The integration of WBI has progressed faster than anticipated.”

Revenues were $160 million for the third quarter of 2011 compared to $213 million for the third quarter of 2010. Revenues were $470 million for the first nine months of 2011 compared to $654 million for the first nine months of 2010. The decrease in both periods primarily resulted from lower revenues on our expiring U.S. Army CECOM Rapid Response “R2” contract and other contracts supporting our work overseas, and a general decline and delays in federal government contracting activity due to budget constraints, changing priorities, and a federal contracting environment encumbered by increased levels of award protests.

Operating income was $11.4 million for the third quarter of 2011 compared to $11.8 million for the third quarter of 2010. Operating income was $25.6 million for the first nine months of 2011 compared to $30.4 million of operating income for the first nine months of 2010. Decreases in operating income due to the revenue declines were partially offset by operating income attributable to our acquisitions of Akimeka in 2010 and WBI in June 2011. These acquisitions have also improved our operating margins.

Net income was $6.1 million for the third quarter of 2011, or $1.17 per share, compared to $7.2 million, or $1.39 per share for the third quarter of 2010.  Net income was $14.5 million for the first nine months of 2011, or $2.77 per share, compared to $18.7 million, or $3.61 per share for the first nine months of 2010.

Bookings were $396 million for the first nine months of 2011 compared to $673 million for the first nine months of 2010. Funded contract backlog at September 30, 2011 was $305 million, compared to $407 million at December 31, 2010. Federal budget constraints have affected the timeliness of awards in our market and the decrease in government funding activity has impacted our bookings and funded backlog in 2011.

In September 2011, VSE’s GLOBAL Division was awarded a successor contract to continue program management, engineering, technical support, and logistics services for ship reactivations and transfers and follow-on technical support for the U.S. Navy in the execution of its Foreign Military Sales (“FMS”) Program for surface ships sold, leased or granted to foreign countries. The September 2011 award is a one year contract with a maximum potential value of $277 million and four one-year options, which, if exercised, would bring the cumulative five-year maximum potential value of this contract to $1.5 billion. In October 2011, a protest to the award of the contract to VSE was filed with the U.S. Government Accountability Office, and as a result, the performance of the awarded contract is subject to an automatic stay pending the outcome of the protest. Our work continues under the predecessor contract, but the level of effort may be constrained until the protest is resolved. We believe that the contract has been properly awarded and that there is no merit to the protest.

Please refer to VSE Corporation’s Form 10-Q for the quarter ended September 30, 2011, which we expect to file with the U.S. Securities and Exchange Commission on or about October 28, 2011, for additional detail regarding our financial performance and business.

About VSE

VSE is a diversified federal services company of choice with over 52 years of experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management, consulting and supply chain management. For additional information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent reports filed with the Securities and Exchange Commission.

VSE Financial News Contact: Christine Peters -- (703) 329-3263.